EXHIBIT 99.2

INSITUFORM TECHNOLOGIES
April 25, 2008
8:30 a.m. CT

Operator:
Good day and welcome everyone to this Insituform Technologies first quarter 2008 conference call.  Any financial or statistical information presented during this call, including any non-GAAP measures, the most directly comparable GAAP measures, and reconciliation to GAAP results will be available on our Web site at Insituform.com.

During this conference call, we will make forward-looking statements, which are inherent to and subject to risks and uncertainties.  Our results could differ materially from those currently anticipated due to a number of factors described in the SEC filings and throughout this conference call.  We do not assume the duty to update forward-looking statements.  Please use caution, and do not rely on such statements.

I will now turn the call over to Mr. Al Woods, Chairman of the Board, and Mr. Joe Burgess, President and CEO. Please go ahead.

Al Woods:
Good morning and thank you for joining us for Insituform's conference call on our first quarter 2008 results.  I am Al Woods, Chairman of the Board, and former Interim CEO of Insituform Technologies, Inc.

Joining me on today's call are our new CEO, President and board member, Joe Burgess; Tom Vossman, Senior Vice President and Chief Operating Officer; David Martin, Vice President and Chief Financial Officer; and David Morris, Senior Vice President, General Counsel and Chief Administrative Officer.  Joe will have remarks following my opening comments, and then we will address your questions.

We are pleased to report significant improvement in profitability this quarter compared to last year.  We made great progress on our strategic initiatives.  As you may recall from previous quarterly calls, we are measuring our progress against several goals.  These include restoring growth and earnings stability to our North American CIPP business unit, geographic and product diversification, and cost reduction.

With regard to the North American CIPP business, during the first quarter, we dramatically improved our profitability despite relatively flat revenue.  This profitability improvement resulted primarily from continued optimization of crew resources, improved project execution and a greater than eight percent reduction of direct administrative support costs.

As we look to the future, what is really exciting is that backlog in North America improved by 8.9 percent since year end 2007, and by 14.4 percent year-over-year.  Margins in backlog remained stable during the first quarter.

In Europe, our revenue grew 30 percent, and gross profit improved 20 percent year-over-year.  During the quarter, we continued work on the realignment of our European management, and we expect further improvement in profitability as this process is completed.  Looking to the future, our backlog in Europe is up 10 percent since year-end 2007, and is up 17 percent year-over-year.

We also have good progress to report with regard to diversification of our business, both geographic and product diversification.  We successfully completed our first small project in India.  We are encouraged because this project's profitability exceeded our expectations.  Late in the second quarter, we will commence work on our major projects in India.  We now have significant projects under way in Hong Kong and Australia.

While Insituform Blue®’s revenue contribution is not yet material, we continue to work on and bid projects that validate our I Blue® technologies.

I Blue® won a major project during the quarter, a $4.25 million agreement to rehabilitate 10,000 feet of 48-inch water main under Madison Avenue in New York.  This kind of high profile project should not only generate good margins, but will also allow us to demonstrate and showcase our I Blue® technologies.

We will soon begin work on another major I Blue® project, our $7.7 million agreement to rehabilitate approximately 19 miles of water main under the famous Nathan Road in Hong Kong.  This project will be performed by our 50-50 joint venture in Hong Kong.

Our Tite Liner® business had an outstanding quarter, and we continue to expect double-digit revenue growth for Tite Liner® in 2008.  Revenues for Tite Liner® were more than 35 percent greater than one year ago, and operating income was up 5.4 percent.  Please remember that in the first quarter of 2007, we benefited from approximately $1.3 million in favorable project closeouts.

Tite Liner® revenue benefited from significant projects in South America, and we also enjoyed solid revenue growth in all geographic segments.  At the end of the first quarter, Tite Liner backlog reached a record level of $32.2 million, an improvement of more than 22 percent over year-end 2007, and 120 percent over the first quarter of 2007.

Now let me address the progress we are making with our cost reduction focus, which is on target.  Overall, we achieved more than a two percent reduction in operating expenses as we grew revenues by 9.5 percent.  We continued to invest in the areas of Insituform Blue®, International and Tite Liner®, which is consistent with our diversification strategy.  We reduced corporate operating expenses by more than $900,000 as compared to last year, despite the fact that we incurred approximately $500,000 in costs related to the ongoing proxy contest.

I highlighted earlier the very encouraging cost reductions we achieved in North American Rehab.  Operating expenses in Europe were slightly higher due primarily to some one-time costs associated with our efforts to integrate and grow this business unit.

Before we open the line for questions, I am delighted to introduce Joe Burgess for a few remarks.  As we previously announced, Joe joins our company from Veolia Water North America, where he most recently served as President and CEO.  Joe brings to Insituform more than 20 years of experience and success in water, wastewater, energy and petrochemical industries, and has significant experience in strategic planning, operations management and customer service.

He has demonstrated his talent for working with many of the same municipal, federal and industrial customers, upon whom we rely for success.  I know I speak for our entire board, and our over 1,600 employees located around the globe when I say that we are extremely happy to welcome Joe Burgess to Insituform.  Joe, welcome aboard.

Joe Burgess:
Thank you, Al, for that kind introduction, and good morning to everyone.  I am very excited to be taking on the CEO role at Insituform.  This company is a market leader with a great story, and I believe we're on the cusp of some important developments in the company's history, and for the industry as a whole.

First of all, let me tell you a little bit more about why I found Insituform attractive.  Having spent 20 years in the water, energy and petrochemical industries, the last 10 managing companies in the water and wastewater operating services industry, I'm very familiar with the enormous need that municipalities and industries have for cost effective solutions to the growing problems of infrastructure decay.

In the water and wastewater markets, while demand remains suppressed domestically by economic conditions, Insituform has positioned itself as the leading platform company focused on underground asset refurbishment.  I also had great respect for Insituform's people at every level, including our hard-working and talented workforce, strong management team and Board of Directors that really understands this company.  I believe there is significant value to be realized in this company, and I am very enthusiastic about the long-term prospects.

One of the first things that I needed to do when I met with the board regarding this opportunity was to gain a better understanding of the board's strategic vision for Insituform, and the market opportunities that lie ahead.  It quickly became clear from my discussions with Al Woods and the other directors that the board is laser focused on improving financial and operational performance, and delivering enhanced value to our stockholders.  I share these priorities.

So let me share with you what our primary focus will be during the next 12 to 18 months.  We will continue to exploit opportunities in the U.S. sewer and water rehabilitation markets.  I think a good example of this is that Insituform is expanding its customer base currently by refocusing its sales force to work with suburban collar communities located around many of our traditional urban clients.  These communities represent an exciting growth opportunity for Insituform.

We will diversify Insituform's business, both by exploiting high-growth opportunities and by expanding in international markets where demand is burgeoning and competition is more limited.  An excellent example of this market profile is the emerging market in India.  Our current contracts in Delhi are the first awarded projects of an improved – of an improved investment program of over $1 billion in that region.  Insituform and its local partners are well positioned to grow this market rapidly.

We will seek out products and services to compliment our existing businesses, and that can be acquired or licensed for marketing through our global distribution network.  Our recent I Blue® awards in New York City and Hong Kong represent a major breakthrough for this exciting product line.  Demonstrating the cost effective, non-invasive implementation of these projects in major urban centers will accelerate the acceptance and growth of the product line.

And we will continue to rationalize overhead and improve our margins.  We simply can't just grow our way out of sub-optimal overhead percentages.  I'll be working closely with the management team here and abroad to optimize the overhead structure of the company.

I will also be working closely with the board and the management team to identify additional ways to profitably grow the company, and improve its operational and financial performance.  I share with the board and the rest of the management team a confidence that together we can deliver sustainable and profitable growth and enhanced value to our stockholders.

For 2008, I've reviewed the business plan, and the estimates of the analysts that follow the company.  The consensus estimate is 54 cents this year, and I believe that we will comfortably outperform that estimate.

Insituform is known for its technological innovation and operational excellence, and I am confident that we have the right plan in place and the right people to execute it.  Over the coming weeks and months, I'll be spending a great deal of time visiting Insituform's customers and employees around the world.  I also look forward to meeting many of you who are on the phone today, and sharing with you my enthusiasm and plans for this great company.

With that, I'd like to turn the call back over to you, Al.

Al Woods:
Thank you, Joe.  As most of you know, our board recently completed a review of strategic options with the assistance of our outside financial adviser, Merrill Lynch.  We thoroughly considered the company's strategic options in the current environment in order to determine the best way to enhance value for our stockholders.

We have spoken with many stockholders, and considered many factors in our analysis, including our business prospects, capital structure and the industry landscape in which we're operating today.  We also considered the opportunities available to us, which are quite significant given, among other things, the aging of the U.S. infrastructure, as well as the challenges of the current environment.  Merrill Lynch reviewed our current business plan, and a number of alternative scenarios, and considered a variety of potential financial and strategic alternatives.

We concluded from this review that the best path forward was to pursue our strategic plan and hire Joe Burgess as our permanent CEO.  I've talked to you before about our strategic plan, which includes expanding in domestic and international markets, continuing to improve our margins, and diversification and expansion of our portfolio of products and services.  You have just met Joe Burgess, a seasoned executive in whom we have great confidence.  I speak on behalf of our Board when I say we are excited about the future of this company.

I know some of you may have questions about the proxy contest initiative by one of our stockholders.  The purpose of today's call is to discuss our first quarter results, and our plans and strategies going forward.  We will not therefore address the issue of the proxy contest today.

Earlier this week, we mailed our proxy materials to stockholders, and I refer you to those materials for further information.  We do look forward to speaking with our stockholders about the upcoming election of directors at an appropriate and future time.

With that, I would like to open the call to your questions. Operator?

Operator:
Yes, sir.  Anyone wishing to ask a question can signal by pressing the star key followed by the digit one on your telephone keypad.  Do keep in mind that if you have been using your speakerphone, make sure the mute function has been released to allow the signal to reach the equipment.  Once again for questions, star one.  We will pause for just a moment to assemble the roster.

And our first question will come from Debra Coy, Janney Montgomery.

Debra Coy:	Yes, good morning all. Welcome, Joe, happy to have you.

Joe Burgess:	Thank you.

Debra Coy:
My question has to do with, as it has been for some time, related to the quarter profitability.  I think that you would have already comfortably beat consensus estimates, if we hadn't had SG&A costs as high as they were in the quarter.  And you've outlined some of the reasons for that.  But I'm wondering how we should think about that going forward in terms of, and not to talk about the proxy fight, per say, but half a million dollars on that seems like a lot.  And also just the sequential rise in SG&A, significantly higher than I would have expected.  How should we think about the cost structure going forward?

David Martin:	Yes. Debra, this is David Martin. I'll take that question. As you know, the fourth quarter – if you're comparing back to the fourth quarter SG&A, it was about $20 million.

Debra Coy:	Yes.

David Martin:	That expense was abnormally low due to a number . . .

Debra Coy:	Right.

David Martin:	. . . of issues that we had in reversals of incentive compensation, as well as stock option cancellations.

Debra Coy:	Right.

David Martin:	So if you normalize for that, and then add on the costs associated with the proxy contest, among other things, you get back in the range of around the $22 to $23 million.

Debra Coy:	And is that the range we should think about going forward?

David Martin:
Well what I would expect is that, you know, you will continue to have ongoing proxy costs for this next quarter, obviously, until we get through May.  But then after that, you'll start seeing SG&A going down.

Debra Coy:
OK.  And you also mentioned the – in the press release about almost a million dollars related to your I Blue and other international expansion.  Obviously International and I Blue expansion continue.  Are we largely through the European restructuring costs?

David Martin:
Yes, we had some one-time costs associated with the restructuring, particularly region in Europe this quarter.  That – those costs are principally over at this point.  Will we have additional costs associated with realignment and things such as that?  Yes.  And they'll be clearly identified when we – when we have them.

But as far as normalizing for everything else, and the expectation is that we will reduce expenses as a result of some of these one-time things that we have to do.

Debra Coy:	OK. Final question on that is you also mentioned in the press release. How significant was foreign exchange as a – as an impact on both the top line and the operating line?

David Martin:	I'd say that the top line, it was approximately $3 million, at the operating line, it was – it was fairly minimal.

Debra Coy:
OK.  And then my last bigger question, and I'll get back in line, is we have seen some improvement on gross margins over the course of the year overall, though it's been bouncing around on the rehab side.  As we start some of this new work that you mentioned, India, the small project came in a little better, does it sound like – I think what Tom Vossman has told us is that operating margins in rehab and North America are hanging around the 20 percent range on the gross line.  How will the new Manhattan project look on the I Blue® project?  And how will India look in terms of comparing to this approximately 20 percent range where we are in rehab gross margin?

Joe Burgess:	Debra, this is Joe Burgess. I've reviewed the bids for both of those works, and they're both – they're both higher than the margins that we see in the rehab market now.

Debra Coy:	Well that's encouraging. So would we – can we expect as backlog has grown that we can see a little bit of improvement in gross margin over the course of the year in rehab?

Joe Burgess:	Yes, that's our expectation, yes. Tom?

Tom Vossman:	Yes.

Debra Coy:	OK, great, thanks.

Operator:	And if you find your question has been answered, you may remove yourself from the queue by pressing the pound key. Now moving to the next question, Arnie Ursaner with CJS Securities.

Arnie Ursaner:	Hi, good morning. First question I have is can you give a sense for the number of crews you currently have versus let's say Q4 or the year ago? And give us a feel for utilization, please.

Tom Vossman:	Yes, Arnie, this is Tom. We're excited that we have installed about nine percent more footage on 17 percent fewer crews year-over-year.

Arnie Ursaner:	All right.

Tom Vossman:	And we're holding constant with the crews that we ended 2007 with.

Arnie Ursaner:	OK and that number, please.

Tom Vossman:	I'd like not to give out the number, Arnie, if that's all right.

Arnie Ursaner:
OK.  As a follow-up to Debra's question regarding currency.  Given that you indicated you had very strong revenue growth from Europe, and you benefited from currency, were your revenues even up domestically, or were they down year-over-year?

Tom Vossman:	The revenues in the United States with – in rehab particularly were fairly flat.

Arnie Ursaner:	OK.

Tom Vossman:	But margins were up significantly.

Arnie Ursaner:
OK.  Very kind of minor technical question.  On the India contract, you mentioned that you – it came in higher than your bid gross margin.  Normally, given your percentage of completion, when you complete a contract well above margin, you get a one-time benefit.  Can you quantify how – what that impact was in the quarter on margin?

Tom Vossman:	Which – are you talking about the Indian project?

Arnie Ursaner:	Yes.

Joe Burgess:	Small project.

Tom Vossman:	It was a very small project, Arnie, so it wasn't significant in terms of the overall improvement to profitability.

Arnie Ursaner:	OK.

Tom Vossman:	You know, the project was – started and completed in the quarter as well.

Arnie Ursaner:
OK.  I guess my final question for Joe, is you mentioned in your prepared remarks that you're – you will comfortably outperform the 54-cent consensus estimates.  Can you comment a little more about the underlying factors you see?  Is it revenue, margin, G&A, where do you see the significant – the comfortable out performance coming from?

Joe Burgess:
Well we see a – we see a strengthening in the pipeline both in NAR and in our international market – in our international marketplaces, particularly in Europe.  I've had a chance to look at the major projects that we're getting ready to start in Delhi in India, and those projects are very attractive for us both in terms of their near-term margin contribution, and the long-term prospects because of their placement in a much larger spend profile in that marketplace.

And I'm also confident that the current management team is focused on some of the operating expense cost reductions that we'll – we were questioned about earlier.

Arnie Ursaner:	OK, thank you.

Joe Burgess:	You're welcome.

Operator:	Now moving on to the next question, John Quealy with Canaccord Adams.

Chip Moore:
Thanks.  This is actually Chip Moore on behalf of John.  I guess first, Joe, given that there have been several CEOs over the past call it three or four years, what do you see as the main challenges from a company perspective, how do you intend to grow the organization?  And I guess what's unique about your approach?

Joe Burgess:
Well I guess first of all, I don't really know that there's been a number of CEOs, there was a CEO here for a number of years, and then – and then Al took the reins during this transition period.  And I think underneath that, there's been – there's been a management team that's been certainly knowledgeable about the markets, and has done some good work, both creating some new product lines and targeting some geographic diversity for the core CIPP business, as well as the other products.

I think the key challenge – I mean this is – this is a business that is still heavily dependent on its North American rehab business.  So there's obviously some ongoing challenges to make sure the company can deliver improved earnings and profits in times like this where rehab spend is flat, as well as better times when pent up demand will come through, and that market will grow.

And we also have to find ways to both work with our existing accounts, and as I described in my remarks, work with – work with accounts around our traditional urban accounts that allow us to create new business within the North American market.

That against the context of I think rationalizing the cost structure, so again so that we can deliver shareholder value under whatever circumstance that market deals us.

I think the second major challenge is there are some exciting new products and new geographies that the strategic plan has identified, and the company is pursuing.  The challenge there is always to pick the right ones, and obviously sprint at the ones that can have the – that can make the major impact for our company and our – and our stockholders, and discard the ones that won't.  And I'm working with the management team now to make sure that we are – we are focused on making those right decisions.

Chip Moore:	Great. And just getting back to spending real quick. How should we be thinking about R&D for some of the newer technologies, such as global water, how fast do you think that'll ramp up?

Joe Burgess:
I think I Blue® is ready to ramp up now, I mean that product – that project, and the project in New York City that was described in our prepared remarks is obviously a project of critical importance for the company.  And I would add to that that the project that we're doing on Nathan Road in Hong Kong is of equal significance.  So when you – when you have a new product that is being installed in a significant way under Nathan Road and in Madison Avenue, it's arrived.

Chip Moore:	Great. And just kind of last one for me on the – on the guidance, the 54 cents. What should we be thinking going forward, what's your approach, is that something you plan on updating every quarter?

Joe Burgess:
I think that – well for right now, we've said what we've said, all right, we feel like – we feel like it's appropriate to communicate that the consensus – the consensus analysis that's on the street is comfortably achievable, and we're going to do what we can in the future to continue to communicate about what we think our prospects are.

Chip Moore:	OK, thanks. And welcome aboard.

Joe Burgess:	Thank you.

Operator:	And Dan Leben with Robert W. Baird will have the next question. Go ahead, sir.

Dan Leben:
Thanks, good morning.  Previously you talked about on the strategic initiative you've been working on, one of the things you'd mentioned was potential acquisitions.  Could you just update us there, is that still something that's on the radar screen, or if you've stepped away from that?

Joe Burgess:
This is Joe.  I don't think that we've stepped away from it, I think it's something that our technology folks and our Board continuously review when we have opportunities.  Of course, those will be focused, as you might imagine, mainly on gaps within our technology profile, either here in the U.S., or as a response to a need in particular geographies.  I think the short answer is if we see something that we think is strategic, and adds to our advantages in a particular marketplace, we'll discuss it with our Board, and pursue it.

Dan Leben:
OK, great.  And could you talk a little bit about what you're seeing in terms of the backlog in projects that are out for bid in terms of large diameter versus small diameter projects, particularly in the North American market?

Joe Burgess:	I'm going to turn that over to Tom Vossman.

Tom Vossman:
Yes, Dan, Tom Vossman.  We're – we continue to see a slight increase from previous years in small diameter.  Maybe somewhere in the two to three percent range, a higher small diameter percent of market than we've seen in the past.

Dan Leben:
OK, great.  And then just finally, when you're looking out, you know, through the rest of the year, what are you seeing in terms of pricing trends, you know, with the market basically flattening out now, are things stabilizing?  Obviously the margins were much better in the first quarter year-over-year.  Is this something that is stable now and has a chance to improve?  Or are there still risks out there with the slowing economy and so forth?

Tom Vossman:
Yes, as I've stated before, Dan, generally speaking, we're seeing a flat market, that's consistent through first quarter.  We have seen stable margins; we are trying to influence that certainly through our bidding strategies, and some of our sales strategies, and moving toward negotiated work, which is a very favorable trend through the first quarter.  So the outlook, assuming that stays constant, which at least in our pipeline, our view of the pipeline, we think it's going to be constant.  I do not see any deterioration in our current margin level.

Dan Leben:	OK, great. Thanks, guys.

Operator:	And our final question will come from Jeff Beach, Stifel Nicolaus.

Jeff Beach:	Yes, good morning. I have a couple of questions. First, could you tell me what the stock option expense was in the first quarter?

Joe Burgess:	David?

David Martin:	Stock option expense for the first quarter was approximately $800,000.

Jeff Beach:
OK.  And then I know it's been pluses and minuses that swung around, that management incentive, or maybe broadly manager incentive has swung with the ups and downs of the business.  I don't know if you'd care to quantify last year's incentive, and – or just describe, but I'm interested to know how management incentive might change this year over last year, if you meet your budget that you have set up.

David Martin:
I don't believe we're going to talk about exactly what that number is, Jeff, I just – but obviously it's going to be higher this year, because we're going to achieve our plan.  But as far as numbers, I'm not – we're not going to talk about that.

Jeff Beach:	All right. Thanks.

Operator:	And that will conclude our question-and-answer session for today. I will turn the call back over to your hosts for closing remarks.

Al Woods:	Well I'd like to thank everyone for joining our call today. And, Joe, I'd like to turn this over to you for a closing remark.

Joe Burgess:
OK, thanks, Al.  I just would like to thank everyone on the call, and as I said earlier, I look forward to meeting you in the future, along with – along with many of Insituform's customers.  And I'll just reiterate what I said about the prospects for this business, I think it's a – I think it's a tremendous platform, and a leading platform really globally for exploiting opportunities in underground asset refurbishment.  And I think the – both the near- term and the long-term prospects are going to be very, very exciting for this business.  And I thank you for joining us this morning.

Operator:	And with that, that will conclude your conference call for today, thank you for your participation, everyone have a wonderful day.

END